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EXHIBIT 23.1

           CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
ICG COMMUNICATIONS, INC.:

We consent to incorporation by reference in this registration statement on Form S-8 of ICG Communications, Inc. of our reports dated December 8, 1995, relating to the consolidated balance sheets of IntelCom Group Inc. (now known as ICG Holdings (Canada), Inc.), and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995, and the related schedule, which reports appear in the September 30, 1995 annual report on Form 10-K of IntelCom Group Inc. (now known as ICG Holdings (Canada), Inc.).

/s/ KPMG Peat Marwick LLP
KPMG PEAT MARWICK LLP


Denver, Colorado
October 10, 1996